Exhibit 99.2
July 7, 2008
Mr. Thomas L. Ryan
President and Chief Executive Officer
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, TX 77219-0548
Dear Tom:
     I am pleased to respond to your letter of June 25, indicating interest in our firm. We are flattered by your compliments and your recognition of the success we have achieved in our last 16 years as a public company and our 98 year heritage.
     I have been authorized by our Board to advise you that, after carefully evaluating the terms of your letter, our Board has unanimously concluded that it is in the best interests of Stewart Enterprises and its stockholders to reject your proposal as inadequate.
     Our Board believes that our firm is accomplishing positive change and results with our new management team in place. We are encouraged with our gains in overall operations. Our Board and management remain committed to implementing our company’s business plan as the best course to maximize stockholder value.
Sincerely,
Thomas J. Crawford